Exhibit 10.24
Exhibit B to Transition Services Agreement
LEASE AGREEMENT
          This LEASE AGREEMENT (this “Lease”) made as of this 1st day of October 2002 (hereinafter referred to as the “Lease”) between HITACHI, LTD., a corporation existing under the laws of Japan (“Hitachi”), HITACHI TOHBU SEMICONDUCTOR, LTD., a corporation existing under the laws of Japan (“HTS”) and OPTO-DEVICE, LTD., a corporation existing under the laws of Japan (hereinafter referred to as “Tenant”). Hitachi and HTS shall hereinafter be referred to as “Landlord.” This Lease is deemed to be effective as of the 1st day of October, 2002 (“Effective Date”). Unless defined elsewhere herein, capitalized terms used in this Lease shall have the meanings assigned to such terms in the Stock Purchase Agreement, dated as of the date hereof, between Hitachi and OpNext, Inc., a Delaware corporation and a majority-owned subsidiary of Hitachi (“OpNext Inc.”).
WITNESSETH:
          WHEREAS, Landlord hereby leases to Tenant, and Tenant hereby accepts, the premises located in three separate locations: (i) a part of 1st and 2nd Floor of South Building of approximately 3452.8 m2; (ii) a part of 3rd Floor of Designing Building of approximately 275.0 m2; and (iii) a part of 1st Floor of Office Building of approximately 114.1 m2 (collectively referred to as the “Premises” or “Building”) for a total of 3841.9 m2. Such Premises is located at 190 Kishiwagi, Komoro-shi, Nagano 384-0055-Japan (hereinafter referred to, together with all present and future easements, additions, improvements and other rights appurtenant thereto, as the “Land”), subject to the covenants, terms, provisions and conditions of this Lease.
          WHEREAS, Hitachi and Tenant are parties to that certain transition services agreement (such transition services agreement, as same may be amended from time to time, being herein called the “Transition Services Agreement”), dated as of the date hereof, to which this Lease is attached as an exhibit to such Transition Services Agreement and made a part thereof.
          NOW, THEREFORE, in consideration thereof, Landlord and Tenant covenant and agree as follows:
1. TERM; EXTENSION OPTION.
          (A) The term of this Lease shall be for 5 years (hereinafter referred to as the “Term”) and is intended to commence on the 1st day of October, 2002 (hereinafter referred to as the “Commencement Date”) and end on the 30th day of September, 2007 (hereinafter referred to as the “Expiration Date”), unless sooner terminated as provided herein. Tenant shall have unlimited automatic extensions to extend the term of the Lease for (5) years each ((the “Extension Term”), upon giving Landlord three (3) months advance written notice prior to the expiration of the then Expiration Date, of its election to exercise each option provided that Tenant remains a majority owned indirect Subsidiary of Hitachi at the time of exercise of each option to extend the Term. All terms of this Lease shall apply during any Extension Term and references to the Expiration Date will incorporate the extensions, except that the Base Rent shall be determined in a manner consistent with the determination of Rent in the first year of the Term and otherwise negotiated in good faith between the parties prior to the commencement of each Extension Term.
     (B) So long as (i) Landlord and its Affiliates directly or indirectly hold voting securities of OpNext Inc. representing a majority of the voting interest in OpNext Inc. or have the right to designate a majority of OpNext Inc.’s directors and (ii) OpNext Inc. and its Affiliates directly or indirectly control a majority of voting interest in Tenant or its successor, Landlord will not terminate this Lease as a result of any default by Tenant, material or otherwise.
2. RENT. Tenant shall pay base rent (referred to herein as “Base Rent” or “Rent”) to Hitachi and HTS at the place as Hitachi may from time to time designate, in coin or currency, which shall be Eleven Million Ninety Two Thousand Six Hundred and Eighty (11,092,680) Japanese Yen per year, payable in equal monthly installments of 655,714 Japanese Yen to Hitachi and 268,676 Japanese Yen to HTS. Such Base Rent shall be reviewed annually and will be determined by using the Rent formula (“Formula”) set forth in the attached Exhibit B as made a part hereof. Such new Base Rent amount will commence on October 1 of each Lease Year and end on September 31 of the following Lease Year. Landlord shall inform Tenant of the annual adjusted Rent amount pursuant to the form of Landlord Notice of Annual Rent Adjustment, which is attached hereto as Exhibit C. All rent payments shall be made in advance on or before the 15th day of each and every month during the Term, without any set-off or deduction whatsoever, except that Tenant shall pay the first full monthly installment at the time of execution of this Lease. If the Term commences other than on the first day of a month or ends other than on the last day of the month, the Rent for such month shall be prorated. All of any sums and payments due and owning under this Lease shall be deemed “Rent.” For purposes of this Lease, a lease year shall be the twelve (12) month period commencing with the first day of the month following the Commencement Date (or, if the Commencement Date falls on the first day of a month, commencing on the Commencement Date) and ending on the last day of the twelfth (12th) full calendar month thereafter, and each succeeding twelve (12) calendar month period (a “Lease Year”), and this Lease shall then terminate, unless extended, on the last day of the twentieth Lease Year (the “Expiration Date”). Tenant shall be responsible for the payment of any consumption tax in connection with the transactions contemplated by this Agreement and any refund of all or any portion of the consumption tax shall be retained by Tenant.
     Tenant’s Right to Inspect and Audit. During the Term of this Lease, upon at least ten (10) days written notice to Landlord and not more than once every twelve (12) months, Tenant or its authorized representatives, will have the right at Tenant’s sole expense, to inspect and audit the books and records of Landlord by an accounting firm approved in advance by Landlord for the sole purpose of verifying the amounts pertaining to the Variables as set forth in the Rent Formula. If such audit shows that the Variables are is overstated by more than 10% or more with respect to any period being audited, Landlord will reimburse Tenant promptly for amounts overpaid, plus the reasonable costs incurred by Tenant for such inspection and audit, plus interest for the amounts overpaid at the Interest Rate.
3. USE OF PREMISES. Tenant shall use and occupy the Premises for the purpose of manufacturing, designing, developing, selling, distributing, and the administration of opto-device products and general office activity. As used herein, the term “opto-device products” shall include but not limited to, the following: transmitters, receivers, transceivers, laser diodes, laser diode modules, photo diodes, photo diode modules, parallel optical interconnections, lasers, modulators, amplifier modules, optical switches, optical wave guides and infra-red emitting diodes.
     Tenant shall not make nor permit to be made any use of the Premises which would violate any of the terms of this Lease or which, directly or indirectly, is forbidden by statute, ordinance or government regulations, which may be dangerous to life, limb or property, which may invalidate or increase the premium of any policy of insurance carried on the Building or on the Premises, which will suffer or permit the Premises to be used in any manner or anything to be brought into or kept there which, in the sole judgment of Landlord, shall in any way impair or tend to impair the high quality character, reputation or appearance of the Building, or which may or tend to impair or interfere with any services performed by Landlord for Tenant or for others.
4. COMMON USE AREA AND FACILITIES. All parking areas, access roads and facilities furnished, made available or maintained by Landlord in or near the Building, including conference facilities, cafeteria, play ground, dormitory, employee parking areas, loading docks and area, delivery areas, package pickup stations, elevators, pedestrian sidewalks, malls, courts, and ramps, landscaped areas, retaining walls, stairways, first-aid and comfort stations, lighting facilities, and other areas and improvements provided by Landlord for the use of a tenant or tenants and/or their customers (all herein called “Common Areas”) shall at all times be subject to the exclusive control and management of Landlord.
     a. Use of Common Areas. Tenant and its contractors, business invitees, employees and customers shall have the non-exclusive right, in common with Landlord and all others to whom Landlord has granted or hereafter grants rights, to use the Common Areas. Landlord may after prior written notice to Tenant (except in case of emergencies), at any time close temporarily any Common Areas to make repairs or changes, prevent the acquisition of public rights therein, discourage non-customer parking or for other reasonable purposes. Tenant shall not interfere with Landlord’s or other tenant’s rights to use any part of the Common Areas.
     b. Access to World Wide Sales Offices. During the Term or Extension Term only, provided that Tenant remains a majority-owned Subsidiary of Landlord, Landlord shall use commercially reasonable efforts to assist Tenant to gain access to Landlord’s (including its subsidiaries) sales offices at Tenant’s sole cost and expense subject to such rules and regulations as Landlord or any of its subsidiaries may from time to time impose.
     c. Access to the Building Roof. With prior notice to Landlord, Tenant shall have access to the roof attached to the Building. With Landlord’s prior written consent only, which consent shall not be unreasonably withheld, Tenant may (i) install telecommunications equipment on the roof of the Building only; and (ii) be permitted access between the antenna mounts and the footprints throughout certain portions of the Building for purposes of connecting same so long as such access does not unreasonably interfere with other tenants of the Building.
5. CONDITION OF PREMISES. The Tenant’s taking possession of the Premises shall be conclusive evidence that the Premises were in good order and satisfactory condition when the Tenant took possession, excluding items of damage caused by Tenant or its agents, independent contractors or suppliers. No promise of the Landlord to alter, remodel or improve the Premises or the Building and no representation by Landlord or its agents respecting the condition of the Premises or the Building have been made to Tenant or relied upon by Tenant other than as may be contained in this Lease. Tenant accepts the Premises AS-IS, WHERE-IS AND WITH ALL FAULTS, and acknowledges that no representations, warranties, guarantees, promises, statements or estimates of any nature whatsoever upon which Tenant is relying whether written or oral, express or implied, in fact or in law, have been made by Landlord, any real estate broker, agent, employee or attorney-in-fact or at law or purporting to represent Landlord. Notwithstanding anything to the contrary contained in this Lease, if within thirty (30) days following Landlord’s delivery of possession of the Premises to Tenant, it is determined that any of the mechanical or utility systems serving any portion of the Premises was not in good operating condition for the use contemplated by Tenant as of the delivery of possession of the Premises by Landlord to Tenant (but without regard to any subsequent particular use of the Premises by Tenant or any subsequent alterations or improvements made to the Premises by or on behalf of Tenant), then Landlord shall, at Landlord’s sole cost, promptly perform such corrective work so as to cause such systems to be in good working order (but Landlord shall not be liable for any increased costs of such corrective work resulting from the particular use of the Premises by Tenant).
6. CONFIDENTIAL INFORMATION. Landlord and Tenant agree that all provisions in the Transition Services Agreement, relating to confidential information, shall also apply with respect to this Lease.
7. REPAIRS. Tenant will, at Tenant’s own expense, keep the Premises in good order, repair and condition at all times during the Term, and Tenant shall promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances, under the supervision and subject to the approval of the Landlord, and within any reasonable period of time specified by the Landlord. If the Tenant does not do so after five (5) days written notice to Tenant, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building) sufficient to reimburse Landlord for all, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements, forthwith upon being billed for same. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements and additions to the Premises or to the Building or to any equipment located in the Building as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental authority or court order or decree.
     Except as otherwise set forth in this Lease, Landlord shall not under any circumstances be required to build any improvements on the Premises, or to make any repairs, replacements, alterations, or renewals of any nature or description to the interior of the Premises or to any of the existing improvements therein, whether interior or exterior, ordinary or extraordinary structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever in connection with this Lease or to inspect or maintain the Premises in any way, except as expressly set forth as follows: (a) the replacement of any roof on a building at the Premises as required, (b) repair and/or replacement of any load-bearing walls and exterior walls on buildings at the Premises as required, (c) any repair/replacement of Building mechanical systems as required, and (d) any repair/replacement of the Building foundation and all other structural repairs. Landlord shall not be required to make any such repair or replacement where such repair or replacement is necessitated by any action, willful misconduct, omission, non action or gross negligence of Tenant or Tenant’s agents, employees, customers, invitees, or contractors. Landlord shall not be deemed in breach of this Lease unless Landlord fails within a reasonable time to perform an obligation required to be performed by Landlord. For purposes of this Section 7, and except in the case of an emergency, a reasonable time shall in no event be less than ten (10) days after receipt by Landlord of written notice specifying wherein such obligation of Landlord has not been performed; provided, however, that if the nature of Landlord’s obligation is such that more than ten (10) days after such notice are reasonably required for its performance, then Landlord shall not be in breach of this Lease if performance is commenced within such ten (10) day period and thereafter diligently pursued to completion. Notwithstanding anything herein to the contrary, in addition to and not in limitation of Tenant’s remedies, if Landlord shall be deemed in breach of this Section 7, then Tenant shall be entitled to Rent abatement until such breach is cured and Tenant shall have no claim against Landlord for any damages suffered by reason of such breach.
8. ADDITIONS AND ALTERATIONS. Except for non-structural interior alterations, Tenant shall not alter or cause changes in construction of the tenant improvements without Landlord’s prior written consent. Tenant shall not, without the prior written consent of Landlord (such consent shall not be unreasonably withheld, delayed or conditioned), make any alterations, improvements, redecorations or additions to the Premises. Landlord’s refusal to give said consent shall be conclusive. All alterations, improvements, redecorations and additions to the Premises including any tenant improvements, whether temporary or permanent in character, made or paid for by Landlord or Tenant, shall without compensation to Tenant become Landlord’s property at the termination of this Lease by lapse of time or otherwise and shall, unless Landlord requests their removal (in which case Tenant shall remove the same as provided in this Lease), be relinquished to Landlord in good condition, ordinary wear excepted. Notwithstanding the foregoing, Tenant may after prior written consent from Landlord, remove Tenant’s machinery and equipment (“Trade Fixtures”) that can be removed without doing any material damage to the Premises subject to Tenant’s obligation to repair and restore the Premises pursuant to this Lease. If there is any damage to the Premises caused by Tenant removing Trade Fixtures, Landlord shall notify Tenant and Tenant shall promptly reimburse and indemnify Landlord for all costs in connection with such damage.
9. INSURANCE.
     a. Waiver of Subrogation. Landlord and Tenant each hereby waive any and every claim for recovery from the other for any and all loss of or damage to the Building or Premises or to the contents thereof, which loss or damage is covered by valid and collectible physical damage insurance policies, to the extent that such loss or damage is recoverable under said insurance policies. Inasmuch as this mutual waiver will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant each agree to give to each insurance company which has issued, or in the future may issue, to its policies of physical damage insurance, written notice of the terms of this mutual waiver, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waiver.

     b. Coverage. During the Term or any applicable Extension Term, Landlord shall purchase and maintain one (1) master insurance program that provides comprehensive broad coverage insurance, at Landlord’s expense, but subject to reimbursement by Tenant for Tenant’s proportionate share of such insurance costs, for the benefit of Tenant and Landlord (as their interest may appear). Such insurance will be with a financially reputable insurer licensed to do business in Japan with liability insurance sufficient to protect Tenant and Landlord from damages to Landlord’s and Tenant’s (a) fixed assets; (b) damages to inventory stock and (c) loss of profit resulting from the following situations:
1.	Fire

2.	Lightning

3.	Explosion/Burst

4.	Wind, Hail, Snow

5.	Flood

6.	Electrical Accidents Related to Utilities

7.	Mechanical Accidents Related to Utilities

8.	Collision of Vehicles or Airplane

9.	Object (other than No.8) Flying in from Outside Premises

10.	Water Leakage Caused by Accident to Water Service Facilities

11.	Noise, Labor Dispute

12.	Sabotage

13.	Glass Damage (does not cover inventory stock)

14.	Breakage

15.	Theft

16.	Any Other Contingent, Sudden Accident

17.	Earthquake, Volcanic Eruption, Tidal Wave

18.	Suspension of Utilities Outside Premises (only loss of profit is covered)
Landlord will meet its insurance obligations herein by means of a blanket insurance policy or through any combination of primary or umbrella/excess coverage.
     c. Avoid Action Increasing Rates. Tenant shall comply with all applicable laws and ordinances, all orders and decrees of court and all requirements of other governmental authorities, and shall not, directly or indirectly, make any use of the Premises which may thereby be prohibited or be dangerous to person or property or which may jeopardize any insurance coverage or may increase the cost of insurance or require additional insurance coverage.
10. FIRE OR CASUALTY.
     a. If the Premises or the Building (including machinery or equipment used in its operation) shall be materially damaged by fire or other casualty, Landlord shall have the right to terminate this Lease as of the date of such damage (with appropriate prorations of Rent being made for Tenant’s possession subsequent to the date of such damage of those tenantable portions of the Premises) upon giving written notice to the Tenant at any time within sixty (60) days after the date of such damage. If the Lease is not terminated, rent shall abate on those portions of the Premises as are, from time to time, untenantable as a result of such damage.

     b. Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage, whether carried by Landlord or Tenant, for damage to alterations, additions, improvements or decorations provided by Landlord.
     c. Notwithstanding anything to the contrary herein set forth, Landlord shall have no duty to repair or restore any portion of the alterations, additions or improvements in the Premises or the decorations thereto, provided that, if the Premises or the Building (including machinery or equipment used in its operation) shall be materially damaged by fire or other casualty and Landlord elects not to repair or restore such property pursuant to this Section 10(c), Tenant shall have the right to terminate this Lease. Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage, whether carried by Landlord or Tenant, for damage to alterations, additions, improvements or decorations paid or provided by Landlord.
11. WAIVER OF CLAIMS-INDEMNIFICATION. To the extent not prohibited by law and except to the extent caused by the negligence or willful misconduct of Landlord or arising directly from a default of Landlord of its performance of its obligations hereunder, Landlord and Landlord’s partners and their respective officers, agents, servants and employees shall not be liable for any damage either to person or property or resulting from the loss of use thereof sustained by Tenant or by other persons of to the Building or any part thereof or any appurtenances thereof becoming out of repair, or due to the happening of any accident or event in or about the Building, including the Premises, or due to any act or neglect of any tenant or occupant of the Building or of any other person. Tenant further agrees that all personal property upon the Premises, or upon loading docks, receiving and holding areas, or freight elevators of the Building, shall be at the risk of Tenant only, and that Landlord shall not be liable for any loss or damage thereto or theft thereof. Without limitation of any other provisions thereof, Tenant agrees to defend, protect, indemnify and save harmless Landlord from and against all liability to third parties arising out of Tenant’s use and occupancy of the Premises or any common area pursuant to Section 4 hereof, or acts of Tenant and its servants, agents, employees, contractors, suppliers, workers and invitees. Landlord shall indemnify and defend Tenant from and against any and all damages, costs or liabilities arising out of any default by Landlord of its performance of its obligations hereunder, except to the extent caused by the negligence or willful misconduct of Tenant or if at the time Tenant does not satisfy the ownership requirements described in Section 1(b) above, arising from a default of Tenant of either its monetary or non-monetary obligations or performance hereunder. The provisions of this paragraph shall survive the expiration or termination of the Lease.
12. NONWAIVER. No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy on account of the violation of such provision, even if such violation be continued or repeated subsequently, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

13. ASSIGNMENT AND SUBLETTING. Tenant shall not, without the prior written consent of Landlord (which consent may be withheld arbitrarily) (i) assign, convey or mortgage this Lease or any interest hereunder (ii) permit to occur or permit to exist, any assignment of this Lease, any lien upon the Lease, the Premises or Tenant’s interest therein, or any change in the control of Tenant (of any level), by sale of stock, transfer of partnership interest, merger, operation of law or any other manner, in a single transaction or series of transactions; (iii) sublet the Premises or any part thereof; or (iv) permit the use of the Premises by any parties other than Tenant and its employees, provided however, that Landlord’s consent shall not be unreasonably withheld in the case of any assignment by Tenant to OpNext Inc. or any majority owned Subsidiary of OpNext Inc. that is operating the Business in Japan for so long as (a) Landlord and its Affiliates directly or indirectly hold voting securities of OpNext Inc. representing a majority of the voting interest in OpNext Inc. or have the right to designate a majority of OpNext Inc. directors (b) Tenant remains liable for the performance of any such assignee’s obligations hereunder and any liability incurred for the performance of any such assignee’s obligations hereunder and any liability incurred in connection therewith, (c) such assignment does not result in any additional costs for which Landlord shall be liable and (d) such assignee is located in Japan and is engaged in the Business for the use as contemplated in Section 3 above; provided further, that Landlord’s consent shall not be required in the event that Tenant is merged with or into OpNext Japan, Inc., a corporation existing under the laws of Japan. Any such assignment on the part of Tenant in violation of this provision shall be void and of no effect. Landlord’s consent to any assignment, subletting or transfer or Landlord’s election to accept any assignee, subtenant or transferee as the tenant hereunder and to collect rent from such assignee, subtenant or transferee shall not release Tenant or any subsequent tenant from any covenant or obligation under his Lease. Landlord’s consent to any assignment, subletting or transfer shall not constitute a waiver of Landlord’s right to withhold its consent to any future assignment, subletting, or transfer.
     Except for the agreement of Landlord set forth in Section 4 (b) herein, Landlord shall have the absolute right to assign or otherwise transfer its interest in this Lease to any parent or operating Subsidiary of Landlord or Landlord’s parent, or Subsidiary of the parent of Landlord or Landlord’s parent, or to a corporation with which Landlord or Landlord’s parent may merge or consolidate, or to any entity or person acquiring a majority of all of Landlord’s assets. The parties agree that this Lease does not restrict or refer in any manner to a change in control or change in shareholders, directors, management or organization of Landlord’s parent or Landlord, or any Subsidiary, Affiliate or associate of the parent of Landlord’s parent or Landlord, or to the issuance, sale, purchase or disposition of the shares of Landlord’s parent or Landlord, or any Subsidiary, Affiliate or associate of Landlord’s parent or Landlord.
14. SURRENDER OF POSSESSION. Upon the expiration of the Term or upon the termination of Tenant’s right of possession, whether by lapse of time or at the option of Landlord as herein provided, Tenant shall forthwith surrender the Premises to Landlord in good order, repair and condition, ordinary wear excepted, and shall, if Landlord so requires, restore the Premises to the condition existing at the beginning of the Term, ordinary wear and tear excepted. Any interest of Tenant in the alterations, improvements (including all floor coverings) and additions to the Premises made or paid for by Landlord or Tenant shall, without compensation to Tenant, become Landlord’s property at the termination of this lease by lapse of time or otherwise and such alterations, improvements and additions shall be relinquished to Landlord in good condition, ordinary wear excepted. Upon or prior to the earlier of the Expiration Date or the date upon which Tenant’s right to possession of the Premises may be terminated, Tenant shall remove its office furniture, trade fixtures, office equipment and all other items of Tenant’s property on the Premises. Tenant shall pay to Landlord upon demand the cost of repairing any damage to the Premises and to the Building caused by any such removal. If Tenant shall fail or refuse to remove any such property from the Premises, Tenant shall be conclusively presumed to have abandoned the same, and title thereto shall thereupon pass to Landlord without any cost either by set-off, credit, allowance or otherwise, and Landlord may at its option accept the title to such property or at Tenant’s expense may (i) remove the same or any part in any manner that Landlord shall choose, repairing any damage to the Premises caused by such removal, or (ii) store, destroy or otherwise dispose of the same without incurring liability to Tenant or any other person.
15. HOLDING OVER. Tenant shall pay to Landlord an amount as Rent equal to 150% of one-twelfth of the Rent paid by Tenant during the previous Lease Year herein provided during each month or portion thereof for which Tenant shall retain possession of the Premises or any part thereof after the expiration or termination of the Term or of Tenant’s right of possession, whether by lapse of time or otherwise, and also shall pay all damages sustained by Landlord, whether direct or consequential, on account thereof. If Tenant fails to surrender the Premises upon the expiration or earlier termination of this Lease, Tenant shall indemnify, defend and hold harmless Landlord from and against all loss, damage, cost, liability or expense, including, without limitation, reasonable attorney fees and expenses resulting from or relating to such failure to surrender the Premises, including, without limitation, any claim made by any succeeding tenant. The provisions of this Paragraph shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.
16. CERTAIN RIGHTS RESERVED BY LANDLORD. Landlord shall have the following rights, each of which Landlord may exercise without notice to Tenant except as otherwise set forth herein, and without liability to Tenant for damage or injury to property, person or business on account of the exercise thereof, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant’s use or possession of the Premises and shall not give rise to any claim for set-off or abatement of rent or any other claim:
     a. To decorate or to make repairs, alterations, additions, or improvements, whether structural or otherwise, in and about the Building, or any part thereof, and for such purposes to enter upon the Premises, and during the continuance of any of said work, to temporarily close doors, entryways, public space and corridors in the Building and to interrupt or temporarily suspend services or use of facilities, all without affecting any of Tenant’s obligations hereunder, so long as the Premises are reasonably accessible and usable.
     b. After reasonable prior written notice to Tenant, Landlord shall show the Premises to prospective tenants at reasonable times and, if vacated or abandoned, to show the Premises at any time and to prepare the Premises for re-occupancy.
     c. To erect, use and maintain pipes, ducts, wiring and conduits, and appurtenances thereto, in and through the Premises at reasonable locations.

     d. After reasonable prior written notice to Tenant, Landlord shall enter the Premises at any reasonable time to inspect the Premises.
17. OPERATING STANDARDS. The Operating Standards attached to this Lease as Exhibit A are hereby made an integral part of this Lease. Tenant, its employees, agents, guests, invitees, visitors and/or any other person caused to be present in or around the Premises by the Tenant shall comply by the Operating Standards and any amendments or additions to said rules and regulations as Landlord may make. In addition, Tenant, its employees and agents shall abide by all applicable governmental rules, regulations, statutes and ordinances relating in any way to the Premises or the Building or Tenant’s use or occupancy of the Premises or the Building; failing which Tenant shall be in default hereunder and shall pay fines or penalties imposed for such violation(s) directly to the appropriate governmental authority or to Landlord, if Landlord has paid such amount on behalf of Tenant. Such remedy shall not be exclusive. It is hereby further explicitly agreed and understood that full compliance with the Operating Standards as set forth constitutes a material obligation of this Lease, and that the failure to so comply shall constitute a violation of this Lease entitling the Landlord to exercise any of its remedies pursuant to this Lease or otherwise.
18. REMEDIES.
     a. If default shall be made in the payment of the Rent or any installment thereof or in the payment of any other sum required to be paid by Tenant under this Lease or under the terms of any other agreement between Landlord and Tenant and such default shall continue for fifteen (15) days after notice, or if default shall be made in the observance or performance of any of the other covenants or conditions in this Lease which Tenant is required to observe and perform and such default shall continue for ten (10) days after written notice to Tenant, or if a default involves a hazardous condition and is not cured by Tenant immediately upon written notice to Tenant, or if the interest of Tenant in this Lease shall be levied on under execution or other legal process, or if any voluntary petition in bankruptcy or for corporate reorganization or any similar relief shall be filed by Tenant, or if any involuntary petition in bankruptcy shall be filed against Tenant under any federal or state bankruptcy or insolvency act and shall not have been dismissed within thirty days from the filing thereof, or if a receiver shall be appointed for Tenant or any of the property of Tenant by any court and such receiver shall not have been dismissed within thirty days from the date of his appointment, or if Tenant shall make an assignment for the benefit of creditors, or if Tenant shall admit in writing Tenant’s inability to meet Tenant’s debts as they mature, or if Tenant shall abandon or vacate the Premises during the Term, then Landlord may treat the occurrence of any one or more of the foregoing events as a breach of this Lease, and thereupon at its option may with, or without notice or demand of any kind to Tenant or any other person, have any one or more of the following described remedies in addition to all other rights and remedies provided at law or in equity or elsewhere herein:
     b. Subject to Section 1(b) above, Landlord may terminate this Lease and the Term created hereby, in which event Landlord may forthwith repossess the Premises and be entitled to recover forthwith, in addition to any other sums or damages for which Tenant may be liable to Landlord, as damages a sum of money equal to the excess of the value of the Rent provided to be paid by Tenant for the balance of the Term over the fair market rental value of the Premises, after deduction of all anticipated expenses of reletting, for said period. Should the fair market rental value of the Premises, after deduction of all anticipated expenses of reletting, for the balance of the Term exceed the value of the Rent provided to be paid by Tenant for the balance of the Term, Landlord shall have no obligation to pay to Tenant the excess or any part thereof or to credit such excess or any part thereof against any other sums or damages for which Tenant may be liable to Landlord.
     c. Landlord shall not be deemed in breach of this Lease unless Landlord fails within a reasonable time to perform an obligation required to be performed by Landlord. For purposes of this Section 19, a reasonable time shall in no event be less than fifteen (15) days after receipt by Landlord of written notice specifying wherein such obligation of Landlord has not been performed; provided, however, that if the nature of Landlord’s obligation is such that more than fifteen (15) days after such notice are reasonably required for its performance, then Landlord shall not be in breach of this Lease if performance is commenced within such fifteen (15) day period and thereafter diligently pursued to completion.
19. EXPENSES OF ENFORCEMENT. Tenant shall pay upon demand all of Landlord’s costs, charges and expenses including the fees and out-of-pocket expenses of counsel, agents and others retained by Landlord incurred in enforcing Tenant’s obligations hereunder or incurred by Landlord in any litigation, negotiation or transaction in which Tenant causes Landlord without Landlord’s fault or negligence to become involved or concerned.
20. REPRESENTATIONS OF LANDLORD.
     a. Except for the real property underlying that certain lease agreement, dated June 10, 2001, between Hitachi and Mitsubishi Estate Co., Ld., neither Hitachi, HTS nor any of its Subsidiaries lease or sublease any real property used in connection with the operation of the Business (whether entered into as lessor, lessee, sublessor or sublessee) as of the date hereof, or own any real property used in connection with the operation of the Business, other than the Premises.
     b. No person other than Hitachi, HTS or their applicable Subsidiaries has any right to lease the Premises or to materially occupy or use the Premises.
21. OBLIGATIONS OF HTS. Hitachi hereby agrees that, during the Term and any Extension Term, whether HTS is a wholly-owned subsidiary of Hitachi or not, it will call cause HTS to perform all of its obligations under this Lease.
22. MISCELLANEOUS.
     a. Rights Cumulative. All rights and remedies of Landlord under this Lease shall be cumulative and none shall exclude any other rights and remedies allowed by law.
     b. Interest. All payments becoming due under this Lease and remaining unpaid when due shall bear interest from the date such payment was due until paid at the rate of eighteen percent (18%) per annum (“Interest Rate”).

     c. Terms. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.
     d. Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions hereof.
     e. Lease Contains All Terms. All of the representations and obligations of Landlord are contained herein and in the other Exhibits attached hereto, and no modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon the Landlord and Tenant unless in writing signed by Landlord and Tenant or by a duly authorized agent of Landlord and Tenant empowered by a written authority signed by Landlord and Tenant.
     f. Delivery for Examination. Submission of the Lease for examination or any other purpose shall not bind Landlord in any manner, and no Lease or obligations of the Landlord shall arise until this instrument is signed by both Landlord and Tenant and delivery is made to each.
     g. Transfer of Landlord’s Interest. Pursuant to Section 13 above, Tenant acknowledges that Landlord has the right to transfer its interest in the Land and Building and in this Lease, and Tenant agrees that in the event of any such transfer Landlord shall be released from all liability under this Lease if such transferee assumes all liability under the Lease. In such case, Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder. If Landlord’s Semiconductor and Integrated Circuits Group is assigned or otherwise transferred to a third party, Landlord will cause such third party to assume this Lease.
     h. Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to commit or engage in any act which can, shall or may encumber the title of Landlord.
     i. Captions. The captions of Paragraphs and subparagraphs are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Paragraphs or subparagraphs.
     j. Covenants and Conditions. All of the covenants of Tenant hereunder shall be deemed and construed to be “conditions”, if Landlord so elects, as well as “covenants” as though the words specifically expressing or importing covenants and conditions were used in each separate instance.
     k. Only Landlord/Tenant Relationship. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.
     l. Definition of Landlord. All indemnities, covenants and agreements of Tenant contained herein that inure to the benefit of Landlord shall be construed to also inure to the benefit of Landlord’s agents and employees.
     m. Time of Essence. Time is of the essence of this Lease and each of its provisions.
     n. Governing Law. This Lease which is in English, shall be governed by and construed in accordance with the laws of Japan.
     o. Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease (or the application of such term, provision or condition to persons or circumstances other than those in respect of which it is invalid or unenforceable) shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.
     p. Tenant agrees that Landlord in no event shall be held liable for loss of, or damage to, any documents or other items resulting from services provided by the Landlord pursuant to this Lease.
     q. Tenant shall not place any signs, placards, or the like on the Building or in the Premises without Landlord’s reasonable prior written approval, which approval shall not be unreasonably withheld.
23. NOTICES. All notices to be given under this Lease shall be in writing and delivered personally or deposited in the mail, certified or registered mail with return receipt requested, postage prepaid, addressed as follows:
If to Landlord: HITACHI, LTD.
Hitachi, Ltd.
6, Kanda-Surugadai 4-chome
Chiyoda-ku
Tokyo, 101-8010 Japan
Attention: Mr. Satoru Ito, President & Chief
Executive Officer, Semiconductor and Integrated
Circuits Group

with a copy, which will not constitute notice to
Hitachi, to:
Kirkland & Ellis
200 East Randolph Drive
Chicago, IL 60601
Attention: William A. Streff, Jr.
or to such other person or such other address designated by notice sent by Landlord or Tenant.
If to Tenant:
Opto-Device, Ltd.
190, Kashiwagi, Komoro-shi
Nagano-ken, 384-8511 Japan
Attention: President
And
OpNext, Inc.
One Christopher Way
Eatontown, NJ 07724
Attention: Chief Executive Officer
Simpson Thacher & Bartlett
425 Lexington Avenue
New York, NY 10017
Attention: I. Scott Gottdiener, Esq.
     Notice by mail shall be deemed to have been given when deposited in the Japanese mail system as aforesaid.
24. LIMITATION ON LANDLORD’S LIABILITY. It is expressly understood and agreed by Tenant that none of Landlord’s covenants, undertakings or agreements are made or intended as personal covenants, undertakings or agreements by Landlord’s partners, and any liability for damage or breach or nonperformance by Landlord and no personal liability is assumed by, nor at any time may be asserted against, Landlord’s partners or any of its or their of officers, agents, employees, legatees, representatives, successors or assigns, all such liability, if any, being expressly waived and released by Tenant.
25. COUNTERPARTS. This Lease may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same Lease.
*****
[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO LEASE
     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease the day and year first above written.

LANDLORD:

HITACHI, LTD.

By:	/s/ Saturo Ito

Saturo Ito
President and Chief Executive Officer Semiconductor & Integrated Circuits

LANDLORD:

HITACHI TOHBU SEMICONDUCTOR, LTD.

By:	/s/ Natsuki Kogiso

Natsuki Kogiso
President

TENANT:

OPTO-DEVICE, LTD.

By:	/s/ Yasutoshi Kashiwada

Yasutoshi Kashiwada
President

(English Translation)
PROPERTY LEASE AGREEMENT
An agreement is hereby entered into as set forth below by and between the Renesas Technology Corp. Takasaki Office (hereinafter referred to as the “Landlord”) and Opnext Japan, Inc. (hereinafter referred to as the “Tenant”) in connection with the lease of a certain property.

(Property for Lease)
Article 1	The Landlord shall lease to the Tenant, and the Tenant shall lease [from the Landlord] a certain property which is owned [by the Landlord], as indicated in the statement of rent shown in the exhibit attached hereto (hereinafter referred to as the “Property”).

(Purpose of Use)
Article 2	The Tenant shall use the Property for the purpose of executing the Tenant’s business and affairs, and shall not use the Property for any other purpose.

(Term of the Lease)
Article 3	The term of the lease of the Property shall be the one-year period which commences on April 1, 2006 and ends on March 31, 2007, provided, however, that the present agreement shall be automatically renewed for a further one-year period under the same terms and conditions, and thereafter shall be renewed for successive periods of one year in the same manner unless the Landlord or the Tenant declares its intent not to renew the present agreement prior to the expiration of the term of the lease.

(Rent)
Article 4	(1) Rent shall be paid in the amount of 612,740 yen for each month.
(2) The rent provided for in the preceding item shall be payable at the end of each month.
(3) The rent shall be exclusive of the consumption tax, etc. levied thereupon, and the Tenant shall separately pay the amount of 30,648 yen in consumption tax, etc. to the Landlord not later than the last day of each month.

(Maintenance Costs)
Article 5	The Landlord shall be responsible for the cost associated with the maintenance of the Property itself, while the Tenant shall bear all other necessary costs associated with the use of the Property.

(Property Management)
Article 6	The Tenant shall manage the Property with the due care of a good manager, and shall not, without the consent of the Landlord in writing, alter the original condition of the Property. In addition, the Tenant shall ensure that the right of lease under the present agreement with respect to the Property, either in its entirety or in part, will not be assigned to a third party, be used by or used to gain a profit by a third party under any name, be sublet to any third party, or be used as the subject matter of a right of a third party.

[seal: Opnext Japan, Inc.]

(Inspections)
Article 7	The Tenant shall give its consent whenever the Landlord needs to enter the Property for the purpose of conducting an inspection thereof, and shall cooperate with the Landlord in conducting such inspection.

(Termination)
Article 8	In the case where any of the following events occur, the Landlord may terminate the present agreement without giving any warning whatsoever to the Tenant:
(1) The Tenant has failed to make payment of the rent even on one occasion.
(2) Aside from the event provided for in the preceding item, the Tenant has breached any of the provisions of the present agreement.

(Matters to Be Consulted Upon)
Article 9	Any matter that has not been provided for in the present agreement, or any doubtful matter that arises with respect to any of the provisions hereof shall be resolved through consultations held between the Landlord and the Tenant in good faith.
IN WITNESS WHEREOF, the parties hereto have executed the present agreement in duplicate, with each of the Landlord and the Tenant retaining one original.
April 1, 2006

Landlord:	Renesas Technology Corp.
Takasaki Office
111 Nishi Yokotemachi, Takasaki-shi, Gunma-ken
Kazunori Urayama, General Manager of Takasaki Office
[seal: Seal of Renesas Technology Corp. Takasaki Office]

Tenant:	Opnext Japan, Inc.
Information and Industrial Devices Business Unit
190 Ôaza Kashiwagi, Komoro-shi, Nagano-ken 384-8511
Tadayuki Sugano, General Manager of the Information and
Industrial Devices Business Unit
[seal: Seal of Opnext Japan, Inc. Information and Industrial Devices Business Unit]
[seal: Opnext Japan, Inc.]

(English Translation)
PROPERTY LEASE AGREEMENT
An agreement is hereby entered into as set forth below by and between the Renesas Technology Corp. Takasaki Office (hereinafter referred to as the “Landlord”) and Opnext Japan, Inc. (hereinafter referred to as the “Tenant”) in connection with the lease of a certain property.

(Property for Lease)
Article 1	The Landlord shall lease to the Tenant, and the Tenant shall lease [from the Landlord] a certain property which is owned [by the Landlord], as indicated in the statement of rent shown in the exhibit attached hereto (hereinafter referred to as the “Property”).

(Purpose of Use)
Article 2	The Tenant shall use the Property for the purpose of executing the Tenant’s business and affairs, and shall not use the Property for any other purpose.

(Term of the Lease)
Article 3	The term of the lease of the Property shall be the five-year period which commences on April 1, 2006 and ends on March 31, 2011, provided, however, that the present agreement shall be automatically renewed for a further five-year period under the same terms and conditions, and thereafter shall be renewed for successive periods of five years in the same manner, unless either party declares an objection to such renewal prior to the expiration of the term of the lease.

(Rent)
Article 4	(1)	Rent shall be paid on a monthly basis, and the amount of rent shall be set forth separately in the “Memorandum of Understanding.”
	(2)	The rent provided for in the preceding item shall be payable at the end of each month.
	(3)	The rent shall be exclusive of the consumption tax, etc. levied thereupon, and the Tenant shall separately pay the amount of consumption tax, etc. not later than the last day of each month.
	(4)	In the event that the amount of rent has become unreasonable due to any of the reasons provided for below, both the Landlord and the Tenant may, after consultations have been held between the two parties, revise the rent even during the effective term of the present agreement:

			There has been an increase or decrease in any applicable taxes or other monetary burden.
		‚	There has been a change in general economic conditions.
		ƒ	The amount of rent has become unreasonable in comparison with the rent for buildings in the surrounding area.
		„	There are other circumstances that justify the revision of the rent.

(Maintenance Costs)
Article 5	The Landlord shall be responsible for the cost associated with the maintenance of the Property itself, while the Tenant shall bear all other necessary costs associated with the use of the Property.

(Property Management)
Article 6	The Tenant shall manage the Property with the due care of a good manager, and shall not, without the consent of the Landlord in writing, alter the original condition of the Property. In addition, [the Tenant] shall ensure that the right of lease under the present agreement with respect to the Property, either in its entirety or in part, will not be assigned to a third party, be used by or used to gain a profit by a third party under any name, be sublet to any third party, or be used as the subject matter of a right of a third party.

(Inspections)
Article 7	The Tenant shall give its consent whenever the Landlord needs to enter the Property for the purpose of conducting an inspection thereof, and shall cooperate in conducting such inspection.

(Termination)
Article 8	In the case where any of the following events occur, the Landlord may terminate the present agreement without giving any warning whatsoever to the Tenant:

(1) The Tenant has failed to make payment of the rent even on one occasion.
(2) Aside from the event provided for in the preceding item, the Tenant has breached any of the provisions of the present agreement.

(Matters to Be Consulted Upon)
Article 9	Any matter that has not been provided for in the present agreement, or any doubtful matter that arises with respect to any of the provisions hereof shall be resolved through consultations held between the Landlord and the Tenant in good faith.
IN WITNESS WHEREOF, the parties hereto have executed the present agreement in duplicate, with each of the Landlord and the Tenant retaining one original.
April 1, 2006

Landlord:	Renesas Technology Corp.
Takasaki Office
111 Nishi Yokotemachi, Takasaki-shi, Gunma-ken
Kazunori Urayama, General Manager of Takasaki Office
[seal: Seal of Renesas Technology Corp. Takasaki Office]

Tenant:	Opnext Japan, Inc.
Information and Industrial Devices Business Unit
190 Kashiwagi, Komoro-shi, Nagano-ken
Tadayuki Sugano, General Manager of the Information and Industrial Devices Business Unit
[seal: Seal of Opnext Japan, Inc. Information and Industrial Devices Business Unit]
[seal: Opnext Japan, Inc.]

(English Translation)
MEMORANDUM OF UNDERSTANDING
     A memorandum of understanding is hereby entered into as set forth below by and between Renesas Technology Corp. Takasaki Office (hereinafter referred to as the “Landlord”) and Opnext Japan, Inc. (hereinafter referred to as the “Tenant”) with respect to the terms and conditions provided for under Article 1 (Property for Lease) and Article 4 (Rent) in the Property Lease Agreement that was entered into by and between the Landlord and the Tenant dated April 1, 2006 (hereinafter referred to as the “Original Agreement”).

(Property for Lease)
Article 1	The Landlord shall lease to the Tenant, and the Tenant shall lease [from the Landlord] a certain property which is owned [by the Landlord], as indicated in the “Schedule of Business Unit Assets (Building)” shown in the exhibit attached hereto (hereinafter referred to as the “Property”).

(Term of the Lease)
Article 2	The effective term of the present memorandum of understanding shall commence on April 1, 2006 and end on March 31, 2007.

(Rent)
Article 3	(1)	Rent shall be paid on a monthly basis in the amount of 612,740 yen.
The foregoing notwithstanding, the Tenant shall pay the amount of 643,388 yen for each month, which includes the monthly amount of consumption tax, etc. of 30,648 yen.
(2) The rent provided for in the preceding item shall be payable to the Landlord at the end of each month.
IN WITNESS WHEREOF, the parties hereto have executed the present agreement in duplicate, with each of the Landlord and the Tenant retaining one original.
April 1, 2006

Landlord:	Renesas Technology Corp.
Takasaki Office
111 Nishi Yokotemachi, Takasaki-shi, Gunma-ken
Kazunori Urayama, General Manager of Takasaki Office
[seal: Seal of Renesas Technology Corp. Takasaki Office]

Tenant:	Opnext Japan, Inc.
Information and Industrial Devices Business Unit
190 Kashiwagi, Komoro-shi, Nagano-ken
Tadayuki Sugano, General Manager of the Information and Industrial Devices Business Unit
[seal: Seal of Opnext Japan, Inc. Information and Industrial Devices Business Unit] [seal: Opnext Japan, Inc.]